Exhibit 99.1 NEWS RELEASE

November 1, 2018
Noble Midstream Partners Reports Third Quarter 2018 Results
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported third quarter 2018 results. The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy) as well as Greenfield Midstream, LLC’s (Greenfield Midstream) 45.6% ownership of Black Diamond Gathering, LLC (Black Diamond Gathering); however, certain results are shown as “attributable to the Partnership,” which exclude the aforementioned non-controlling interests retained by Noble Energy and Greenfield Midstream. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
Third Quarter Highlights Include:

•	Net Income of $49 million, or $45 million attributable to the Partnership

•	Adjusted EBITDA[1] of $71 million, a 48% increase over the third quarter of 2017

•	Adjusted EBITDA[1] attributable to the Partnership of $59 million, a 29% increase over the third quarter of 2017

•	Declared a 20% annual increase in distribution per unit to $0.5597, with a distribution coverage ratio[1] of 2.1x

•	Combined gathering and sales volumes for oil, gas and produced water nearly tripled from the third quarter of 2017
“Noble Midstream delivered another quarter driven by strong underlying fundamentals and activity: gathering throughput volumes increased across the DJ and Delaware Basins, capital intensity declined with the completion of our growth projects, and we achieved our peer-leading distribution growth with a coverage ratio over two times,” Terry R. Gerhart, Chief Executive Officer of Noble Midstream stated. “Additional progress towards our goal of 50% EBITDA contribution from the Permian Basin by the end of 2020 and the continued build-out of our third-party customer platform further enhance the resiliency of our portfolio and project backlog.”

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Third Quarter 2018 Results
Oil and gas gathering and sales, produced water gathering, and fresh water delivery volumes were consistent with or above guidance ranges for the third quarter.
In the gathering business, oil and gas gathering and sales volumes of 225 thousand barrels of oil equivalent per day (MBoe/d) were up 17% compared to second quarter 2018 volumes. The Partnership realized sequential growth in oil and gas gathering throughput in the Blanco River, Green River and Laramie River DevCos. Produced water gathering throughput of 122 thousand barrels of water per day (MBw/d) was up 41% from the second quarter of 2018 due to higher activity levels in the Delaware Basin over the past several quarters.
Average fresh water delivered in the third quarter in the DJ Basin was 22% higher than the second quarter of 2018. The Partnership delivered water to a total of three Noble Energy completion crews in the Colorado River and Green River DevCos and two third-party completion crews in Laramie River DevCo.
Third quarter investment income of $3.9 million is primarily comprised of approximately $0.9 million from the Partnership’s minority ownership in White Cliffs Pipeline LLC and approximately $3.0 million from the Partnership’s 50% ownership in the Advantage Pipeline, L.L.C.
Strong operating performance drove net income ahead of guidance at $49 million for the quarter. Adjusted EBITDA1 was $71 million in the third quarter, or 11% above the prior quarter, while Adjusted EBITDA1 attributable to the Partnership was up 20% from the second quarter to $59 million. The gathering segment represented approximately 75% of total Adjusted EBITDA1 attributable to the Partnership for the third quarter. Quarterly adjustments to earnings include approximately $300 thousand in integration expenses associated with the Saddle Butte acquisition.
In the third quarter, cash interest expense attributable to the Partnership was $4.7 million and maintenance capital expenditures attributable to the Partnership totaled $5.4 million, resulting in DCF1 attributable to the Partnership of $49 million and a distribution coverage ratio1 of 2.1x.

Blanco River DevCo

Oil and gas gathering volumes at Blanco River DevCo of 45 MBoe/d for the third quarter were up over 60% compared to the second quarter of 2018. The Partnership connected 19 wells during the quarter. Noble Midstream commenced third-party oil, gas and produced water gathering services in Blanco River, connecting the first well on the customer’s 13,000 acre position. Average central gathering facility availability was 98.4% during the third quarter.
Trinity River DevCo
Strong customer demand at the Advantage Pipeline system continued during the third quarter, with quarterly volumes of 106 thousand barrels of oil per day (MBbl/d), flat from the second quarter of 2018 and up nearly three times on an annual basis. Expansion of the Advantage Pipeline nameplate capacity to 200 MBbl/d from 150 MBbl/d was completed in July 2018.
Subsequent to the quarter, Noble Midstream entered into a letter of intent with Salt Creek Midstream LLC (Salt Creek) to form a 50/50 joint venture (the Joint Venture) on a crude oil pipeline and gathering system in the Delaware Basin, with initial capacity of 200 MBbl/d. The 95-mile, 20-inch diameter pipeline system will originate in Pecos County, Texas, with additional connections in Reeves County and Winkler County, Texas.
The Joint Venture will be underpinned by approximately 180,000 dedicated acres from Noble Energy and five other Southern Delaware Basin producers. The Partnership anticipates the execution of definitive agreements and closing of the transaction to occur in the fourth quarter of 2018.
Green River DevCo
Green River results during the third quarter reflect the significant contribution of oil, gas and produced water spec gathering services for Noble Energy’s Mustang development in the DJ Basin. A total of 30 wells are currently tied into the gathering system, driving average oil and gas gathering throughput to approximately 7 MBoe/d and produced water volumes to 8 MBw/d during the third quarter of 2018. Oil and gas gathering throughput exited the third quarter at over 20 MBoe/d. Fresh water infrastructure for the second row of development at Mustang was completed during the quarter.
Laramie River DevCo

Oil gathering and sales volumes during the third quarter were up 20% compared to the second quarter of 2018. Black Diamond Gathering third quarter throughput averaged 71 MBbl/d, representing a 23% increase over the second quarter 2018 and a 29% increase since the Black Diamond Gathering acquisition close in January 2018. The Partnership connected a combined 70 wells during the quarter on Black Diamond Gathering's system and the Partnership’s wholly-owned third party gathering system.
Colorado River DevCo
Colorado River oil and gas gathering volumes were down 6% compared to the second quarter of 2018 at 88 MBoe/d, with no well connections occurring during the quarter.

Capital Expenditures
Organic capital in the third quarter of $79 million was within guidance and down 49% on a sequential basis. Capital attributable to the Partnership of $40 million was down 44% quarter-over-quarter and was at the low end of guidance. The capital expenditures credit at Trinity River during the quarter reflects the move of two compressor units to inventory for future build-out. Gross and net capital by DevCo is as follows:

			3Q 2018 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River *	DJ	100%	$37	$26
Blanco River	Delaware	40%	$23	$9
Trinity River	Delaware	100%	$(4)	$(4)
Colorado River	DJ	100%	$5	$5
San Juan River	DJ	25%	$2	$—
Green River	DJ	25%	$16	$4
Total Organic Capital Expenditures			$79	$40
Acquisition Capital Expenditures			$—	$—
Total Capital Expenditures			$79	$40

*	Includes capital expenditures for Black Diamond, which is 54.4% owned by Noble Midstream.
Liquidity
As of September 30, 2018, the Partnership had $757 million of liquidity with $7 million in cash on hand (excluding $12 million of cash at Black Diamond Gathering) and $750 million available under its $800 million unsecured revolving credit facility.

Quarterly Distribution

On October 25, 2018, the Board of Directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a third quarter cash distribution of $0.5597 per unit, a 20% increase from the third quarter 2017 and 49% above the minimum quarterly cash distribution. The third quarter distribution is payable on November 13, 2018, to unitholders of record as of November 5, 2018.

Fourth Quarter and Full Year 2018 Guidance
Fourth quarter 2018 guidance details, for capital, volumes and key financial metrics can be found in the table below. In total, we are raising our expectation for oil and gas gathering and sales volume growth, somewhat offset by lower contributions from the fresh water segment during the fourth quarter compared to prior guidance.
We are raising fourth quarter oil and gas gathering and sales volume guidance by 10% at the midpoint; volumes are expected to average 241 to 259 MBoe/d, 11% above the third quarter average at the midpoint. This is primarily driven by strong performance and continued growth in the Laramie River DevCo and Green River DevCo. Produced water gathering guidance for the fourth quarter remains unchanged at 130 to 145 MBw/d, with the midpoint of guidance representing 13% sequential growth over third quarter records.
Full year 2018 oil and gas gathering volumes are now anticipated to average 206 to 211 MBoe/d, approximately 134% above the 2017 average, and produced water is expected to average 97 to 100 MBw/d, an increase of over four times compared to the 2017 average.
Oil throughput on the Advantage Pipeline is expected to average approximately 115 to 125 MBbl/d in the fourth quarter, approximately 13% above the third quarter average. The Partnership continues to expect exit rate throughput on the Black Diamond Gathering system to be between 80 and 90 MBbl/d; throughput during October averaged over 80 MBbl/d.
Noble Midstream is currently forecasting fresh water delivery to four completion crews during the fourth quarter, compared to five crews during the third quarter. Fourth quarter fresh water delivery volumes are expected to increase approximately 3% from the third quarter at the midpoint.
Net income in the fourth quarter is expected between $52 million and $57 million, and $184 million and $189 million for the full year 2018.

Fourth quarter adjusted EBITDA is expected to range between $75 million and $80 million, approximately 9% above the third quarter. Adjusted EBITDA attributable to the Partnership guidance is unchanged and is anticipated to range between $57 million and $62 million.
Full year 2018 Adjusted EBITDA is expected between $268 million and $273 million, or $219 million and $225 million attributable to the Partnership. DCF and distribution coverage ratio is anticipated in the fourth quarter between $48 million and $53 million and 1.9x and 2.1x, respectively, and between $184 million and $190 million and 2.0x and 2.1x, respectively, for the full year 2018.
Fourth quarter 2018 capital is unchanged and expected to be between $55 million and $66 million, or $31 million to $36 million attributable to the Partnership.
Full year 2018 capital is anticipated to range between $538 million to $550 million, or $270 million to $275 million attributable to the Partnership, as compared to the prior full year 2017 capital guidance of $530 million to $550 million, or $270 million to $285 million attributable to the Partnership.

				Guidance
	1Q18	2Q18	3Q18	4Q18			2018
Gross Volumes
Oil Gathered (MBbl/d)¹	135	158	183	200	-	215	169	-	173
Gas Gathered (MMcf/d)	191	206	249	245	-	265	223	-	228
Oil and Gas Gathered (MBoe/d)¹	167	192	225	241	-	259	206	-	211
Produced Water Gathered (MBw/d)	47	86	122	130	-	145	97	-	100
Fresh Water Delivered (MBw/d)	168	160	195	180	-	220	176	-	186

Financials ($MM)
Net Income	$39	$44	$49	$52	-	$57	$184	-	$189
Gross Adjusted EBITDA[2]	$58	$64	$71	$75	-	$80	$268	-	$273
Net Adjusted EBITDA[2]	$54	$49	$59	$57	-	$62	$219	-	$225
Distributable Cash Flow[2]	$47	$40	$49	$48	-	$53	$184	-	$190
Distribution Coverage Ratio[2,3]	2.3x	1.8x	2.1x	1.9x	-	2.1x	2.0x	-	2.1x

Gross Capital, Excluding Acquisitions	$249	$155	$79	$55	-	$66	$538	-	$550
Net Capital, Excluding Acquisitions	$128	$71	$40	$31	-	$36	$270	-	$275

Further details with respect to the third quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 Includes crude oil sales volume

2 Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (GAAP). For definitions of these non-GAAP measures, see Schedule 4 of the financial tables which follow.

3 Assumes 20% annualized distribution growth

Conference Call
Noble Midstream will host a webcast and conference call today at 1:00 p.m. Central Time to discuss third quarter 2018 financial and operational results and updated 2018 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 7584496. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, our customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	59,145	61,736	63,630	53,308
Natural Gas Gathering Volumes (MMBtu/d)	223,354	182,054	216,191	162,364
Produced Water Gathering Volumes (Bbl/d)	15,007	14,424	17,348	12,048
Fresh Water Delivery Volumes (Bbl/d)	72,216	80,395	58,295	89,372
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$47,465	$45,501	$138,975	$126,442

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	—	29,280	—	34,902
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$5	$8,366	$(327)	$28,829

Green River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	5,657	—	1,942	—
Natural Gas Gathering Volumes (MMBtu/d)	9,062	—	3,111	—
Produced Water Gathering Volumes (Bbl/d)	8,123	—	2,816	—
Fresh Water Delivery Volumes (Bbl/d)	49,672	—	61,450	—
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$8,392	$—	$29,724	$—

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	33,689	3,791	23,272	1,277
Natural Gas Gathering Volumes (MMBtu/d)	89,439	7,926	59,477	2,671
Produced Water Gathering Volumes (Bbl/d)	90,162	7,670	58,845	2,585
Gathering Revenues — Affiliate (in thousands)	$15,211	$1,576	$30,987	$1,576

Laramie River DevCo LP
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	85,002	5,353	79,930	1,804
Natural Gas Gathering Volumes (MMBtu/d)	1,227	—	1,319	—
Produced Water Gathering Volumes (Bbl/d)	8,919	4,764	6,468	1,605
Fresh Water Delivery Volumes (Bbl/d)	73,507	65,085	54,694	38,709
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$64,302	$6,356	$151,330	$10,022

Trinity River DevCo LLC (Delaware Basin)
Natural Gas Compression Volumes (Mcf/d)	60,395	—	37,347	—
Gathering Revenues — Affiliate (in thousands)	$1,196	$—	$2,163	$—

Total Gathering Systems
Crude Oil Gathering and Sales Volumes (Bbl/d)	183,493	70,880	168,774	56,389
Natural Gas Gathering Volumes (MMBtu/d)	323,082	189,980	280,098	165,035
Barrels of Oil Equivalent (Boe/d)	224,914	95,236	204,684	77,547
Produced Water Gathering Volumes (Bbl/d)	122,211	26,858	85,477	16,238
Natural Gas Compression Volumes (Mcf/d)	60,395	—	37,347	—
Gathering Revenues (in thousands)	$113,226	$39,428	$283,146	$100,165

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	195,395	174,760	174,439	162,983
Fresh Water Delivery Revenues (in thousands)	$23,345	$22,371	$69,706	$66,704

(1)	Includes crude oil gathering volumes as well as crude oil that is sold to customers and transported on our gathering systems.

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$54,674	$37,854	$144,569	$98,591
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	12,459	$1,574	28,796	1,574
Fresh Water Delivery — Affiliate	17,416	17,589	56,774	58,256
Fresh Water Delivery — Third Party	5,929	4,782	12,932	8,448
Crude Oil Treating — Affiliate	980	1,037	2,914	3,473
Crude Oil Sales — Third Party	46,093	—	109,781	—
Other — Affiliate	66	275	66	866
Other — Third Party	1,546	—	3,035	—
Total Revenues	139,163	63,111	358,867	171,208
Costs and Expenses
Cost of Crude Oil Sales	44,379	—	105,830	—
Direct Operating	23,955	13,712	59,496	39,406
Depreciation and Amortization	18,376	3,562	46,076	8,483
General and Administrative	4,204	3,087	19,626	9,281
Total Operating Expenses	90,914	20,361	231,028	57,170
Operating Income	48,249	42,750	127,839	114,038
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	3,506	594	6,220	961
Investment Income	(3,866)	(1,633)	(10,825)	(4,339)
Total Other Income	(360)	(1,039)	(4,605)	(3,378)
Income Before Income Taxes	48,609	43,789	132,444	117,416
State Income Tax Provision	(94)	33	163	33
Net Income	48,703	43,756	132,281	117,383
Less: Net Income Attributable to Noncontrolling Interests	4,086	2,086	11,719	19,779
Net Income Attributable to Noble Midstream Partners LP	44,617	41,670	120,562	97,604
Less: Net Income Attributable to Incentive Distribution Rights	1,462	223	3,415	315
Net Income Attributable to Limited Partners	$43,155	$41,447	$117,147	$97,289

Net Income Attributable to Limited Partners Per Limited Partner Common and Subordinated Unit
Basic	$1.09	$1.15	$2.96	$2.93
Diluted	$1.09	$1.15	$2.96	$2.92

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	23,688	19,990	23,686	17,354
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	39,591	35,893	39,589	33,257

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	23,704	20,005	23,701	17,365
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	39,607	35,908	39,604	33,268

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	September 30, 2018		December 31, 2017
ASSETS
Current Assets
Cash and Cash Equivalents	$18,201		$18,026
Restricted Cash	951	—	37,505
Accounts Receivable — Affiliate	32,130		27,539
Accounts Receivable — Third Party	25,564		2,641
Crude Oil Inventory	2,340		—
Other Current Assets	2,321		389
Total Current Assets	81,507		86,100
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,433,083		706,039
Less: Accumulated Depreciation and Amortization	(68,454)		(44,271)
Total Property, Plant and Equipment, Net	1,364,629		661,768
Intangible Assets, Net	318,344		—
Goodwill	110,882		—
Investments	81,208		80,461
Other Noncurrent Assets	2,892		1,429
Total Assets	$1,959,462		$829,758
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$2,414		$1,616
Accounts Payable — Trade	109,962		109,893
Other Current Liabilities	7,885		2,876
Total Current Liabilities	120,261		114,385
Long-Term Liabilities
Long-Term Debt	548,968		85,000
Asset Retirement Obligations	15,770		10,416
Other Long-Term Liabilities	929		3,727
Total Liabilities	685,928		213,528
EQUITY
Partners’ Equity
Limited Partner
Common Units (23,758 and 23,712 units outstanding, respectively)	684,715		642,616
Subordinated Units (15,903 units outstanding)	(140,155)		(168,136)
General Partner	1,462		520
Total Partners’ Equity	546,022		475,000
Noncontrolling Interests	727,512		141,230
Total Equity	1,273,534		616,230
Total Liabilities and Equity	$1,959,462		$829,758

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
We define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses and unit-based compensation. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We define Distributable Cash Flow as Adjusted EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2018	2017
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$48,703	$43,756
Add:
Depreciation and Amortization	18,376	3,562
Interest Expense, Net of Amount Capitalized	3,506	594
State Income Tax Provision	(94)	33
Transaction and Integration Expenses	301	—
Unit-Based Compensation	343	248
Adjusted EBITDA (Non-GAAP)	71,135	48,193
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	11,784	2,188
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	59,351	46,005
Less:
Cash Interest Paid	4,728	1,351
Maintenance Capital Expenditures	5,406	3,952
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$49,217	$40,702
Distributions (Declared)	$23,620	$16,967
Distribution Coverage Ratio (Declared)	2.1x	2.4x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2018	2017
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$62,864	$49,830
Add:
Interest Expense, Net of Amount Capitalized	3,506	594
Changes in Operating Assets and Liabilities	1,981	(2,583)
Transaction and Integration Expenses	301	—
Change in Income Tax Payable	(94)	33
Other Adjustments	2,577	319
Adjusted EBITDA (Non-GAAP)	71,135	48,193
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	11,784	2,188
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	59,351	46,005
Less:
Cash Interest Paid	4,728	1,351
Maintenance Capital Expenditures	5,406	3,952
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$49,217	$40,702
Distributions (Declared)	$23,620	$16,967
Distribution Coverage Ratio (Declared)	2.1x	2.4x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2018 GAAP Guidance to 2018 Non-GAAP Guidance
(in millions, unaudited)

	2018 Guidance
	4Q18	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income and Comprehensive Income (GAAP)	$52- $57	$184 - $189
Add:
Depreciation and Amortization	19	65
Interest Expense, Net of Amount Capitalized	4	10
Unit-Based Compensation	0	2
Transaction Expenses	—	8
Income Tax Provision (Benefit)	0	0
Adjusted EBITDA (Non-GAAP)	$75 - $80	$268 - $273
Adjusted EBITDA Attributable to Noncontrolling Interests	18	49
Adjusted EBITDA Attributable to the Partnership	$57 - $62	$219 - $225
Less:
Maintenance Capital Expenditures and Cash Interest Paid	9 - 9.5	35
Distributable Cash Flow	$48 - $53	$184 - $189
Distribution Coverage Ratio	1.9x - 2.1x	2.0x - 2.1x